Exhibit 99.1

Aratana Therapeutics Reports Fourth Quarter and Full Year 2013 Results

—Conference Call Today, March 13, 2014, 8 a.m. Eastern Time—

KANSAS CITY, Kan., March 13, 2014 /PRNewswire/ — Aratana Therapeutics, Inc. (NASDAQ: PETX), a pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for cats, dogs and other companion animals, today announced its fourth quarter and full year 2013 financial results.

“This was a transformational period for Aratana,” stated Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics. “We have broadened our pipeline and geographical reach through two recent acquisitions and our licensing efforts, clearly establishing ourselves as a leader in pet therapeutics. We are very well capitalized – from both a financial and human capital perspective – allowing us to advance our pipeline and build upon the critical mass organization that we have established.”

During 2013 and early 2014, the Company made significant progress on its development pipeline and expanded the portfolio to include therapies for the treatment of cancer and serious infections in pets. Its lead cancer products, which were part of the Vet Therapeutics acquisition in October 2013, have received conditional approvals from the United States Department of Agriculture (USDA) for canine B-cell lymphoma and T-cell lymphoma. Lymphoma is one of the most prevalent and most frequently treated cancers in dogs and cats; the market today is dominated by human chemotherapeutics that are unapproved for pets. Aratana’s products are species-specific monoclonal antibodies, and they are the first products to have received a marketing authorization from a regulatory authority in canine lymphoma.

In January 2014, Aratana acquired Okapi Sciences, a Belgium-based pet therapeutics company. This strategic acquisition of Okapi further enhances Aratana’s leadership position by expanding its geographic presence and adding a platform of novel technologies and products to its current innovative pipeline. Aratana’s portfolio now consists of more than one dozen products: two with conditional licensure, more than ten in active development and several additional product candidates in pre-development. Aratana expects to further expand this portfolio through in-licensing and acquiring additional product candidates and successfully identifying product candidates internally.

Recent Development Highlights:

•	AT-001 (grapiprant, EP4 antagonist for osteoarthritis pain) Aratana announced positive top-line data from its pivotal dose-ranging study of AT-001 for dogs; Aratana expects to commence its pivotal field effectiveness study with a once-daily dose in the second quarter of 2014; Aratana continues to anticipate first U.S. Food and Drug Administration (FDA) approval in 2016.

•	AT-002 (capromorelin, ghrelin agonist for appetite stimulation) Aratana has initiated its pivotal field effectiveness trial in client-owned dogs, and is actively enrolling patients; Aratana continues to anticipate first FDA approval in 2016.

•	AT-003 (bupivacaine liposome injection suspension for post-surgical pain) Aratana presented the AT-003 development program to the FDA’s Center for Veterinary Medicine (CVM) and announced plans to initiate a pilot field study in client-owned dogs in the second quarter of 2014; Aratana continues to anticipate first FDA approval in 2016.

•	AT-004 B-cell Lymphoma (canine lymphoma monoclonal antibody against CD-20): AT-004 has received a conditional license from the USDA, and in 2013, Aratana submitted what it believes is the data to support a full licensure, which it expects in the next nine-to-twelve months.

•	AT-005: T-cell Lymphoma (canine lymphoma monoclonal antibody against CD-52): In January 2014, Aratana announced it had received a conditional license from the USDA for the T-cell lymphoma product. During 2014, Aratana expects to complete the studies it believes will support full licensure which it expects in 2015. In addition, Aratana will initiate other studies to help develop the lymphoma market.

•	AT-006: Feline Herpes Virus (ciprovir, antiviral for feline ocular herpes infection): As part of the Okapi Sciences acquisition, Aratana acquired AT-006. This antiviral product is currently in a pivotal field study in Europe and Aratana expects to file for EU regulatory review in 2014. Shortly after the Okapi Sciences acquisition, Aratana filed an Investigational New Animal Drug (INAD) application with the CVM and is preparing to meet with the FDA to present the development plan.

•	AT-007: Feline Immunodeficiency Virus: AT-007 was also part of the Okapi Sciences acquisition and is currently in a pilot trial in Europe. Shortly after the end of the fourth quarter, Aratana filed an INAD with the CVM and is preparing to meet with the FDA to present the development plan.

•	Option Programs: During 2013, Aratana entered into option agreements relating to three molecules. As disclosed recently, two of these molecules were in the same therapeutic class, and after performing an analysis of both compounds, Aratana has decided to continue option diligence on only one of these molecules. For each of the remaining two options, we anticipate making opt-in/opt-out decisions in the first half of 2014.

Financial Highlights:

•	Completion of an initial public offering in June 2013.

•	Acquisition of Vet Therapeutics, in October 2013.

•	Private placement to institutional investors in October to support the Vet Therapeutics acquisition.

•	Increased Aratana’s term loan facility from $5 million to $15 million in October to support the Vet Therapeutics acquisition.

•	Acquisition of Okapi Sciences, in January 2014.

•	The company completed a secondary offering in January 2014 for 5,150,000 additional shares and net proceeds to the company of approximately $90.5 million. The uses of proceeds from this offering include repayment of purchase price obligations and promissory notes resulting from acquisition of Vet Therapeutics and Okapi Sciences, funding ongoing and future development activities, as well as continuing to build the commercial infrastructure.

Given its current resources, Aratana believes it is well positioned to advance the development pipeline and continue to build commercial capabilities.

Financial Results:

Aratana had $123 thousand in revenue for the quarter and year ended December 31, 2013 related to its lymphoma franchise.

Research and development expenses totaled $3.1 million for the three months ended December 31, 2013 compared to $2.0 million for the fourth quarter of 2012. For the year ended December 31, 2013, research and development expenses were $10.9 million. This compares to $7.3 million for the year ended December 31, 2012. The increase in research and development expense is due primarily to advancing the development of ongoing programs, as well as the increase in the number of products in development as a result of the Vet Therapeutics acquisition. Currently, the Company has 26 employees engaged in research and development efforts.

General and administrative expenses totaled $4.7 million for the three months ended December 31, 2013 compared to $0.8 million for the same period in 2012. For the full year of 2013, general and administrative expenses totaled $8.6 million versus $3.0 million of such expenses for the full year of 2012. The increases are associated primarily with one-time costs associated the Vet Therapeutics acquisition during the three months ended December 31, 2013, as well as costs associated with becoming a public company and building of the commercial organization.

For the three months ended December 31, 2013, Aratana reported a net income of $7.1 million, or $0.33 basic earnings per share. For the year ended December 31, 2013, Aratana reported a net loss of $(4.3) million, or $(0.39) per share, compared with a net loss of $(13.7) million for the year ended December 31, 2012. The income for the three months ended December 31, 2013 and impact on the full year loss is attributable to the income tax benefit of $15.5 million as a result of the Vet Therapeutics acquisition. Exclusive of income tax benefit, Aratana experienced a net loss of $(8.3) million or $(0.40) per share (basic and diluted) for the three months ended December 31, 2013.

As of December 31, 2013, Aratana had a total of approximately $45.8 million in cash, cash equivalents and marketable securities. As previously stated, subsequent to the quarter, Aratana acquired Okapi Sciences. The upfront cash payment of $13.9 million was paid upon closing on January 6, 2014. After the acquisition, the Company was successful in raising net proceeds of approximately $90.5 million through a secondary offering of common stock, of which a portion of the proceeds will be used to repay approximately $33 million of purchase price obligations and promissory notes to the former shareholders of Okapi Sciences and Vet Therapeutics.

2014 Guidance:

During 2014, Aratana plans to fully integrate the operations and development programs of Vet Therapeutics and Okapi Sciences. The Company also expects to advance its development programs, further develop the canine lymphoma market with additional post-licensure marketing trials and expand its commercial capabilities in 2014. As a result, Aratana anticipates use of cash from operations of $35 million to $40 million in 2014 excluding the one-time payments for the recent acquisitions and cost from further business development opportunities in 2014. Aratana anticipates approximately $25 million to $30 million of this spending to be on clinical development and post-licensure studies. Aratana believes that its existing cash and cash equivalents are sufficient to fund its operations through 2015.

The Company will host a conference call at 8:00 a.m. ET to discuss 2013 results. Please find conference details below.

Conference Call and Webcast

Date:	Thursday, March 13, 2014
Time:	8:00 a.m. Eastern Time

Conference call numbers:

Domestic/Canada:	1 (877) 870-4263
International:	1 (412) 317-0790

Webcast:

Accessible via the Investor Relations section of the Company’s website at aratana.investorroom.com

A replay of the conference call and webcast will be available beginning approximately one hour after the completion of the call through June 13, 2014. Access numbers for this replay are 1 (877) 344-7529 (U.S./Canada) and 1 (412) 317-0088 (international); conference ID: 10042094.

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for cats, dogs and other companion animals. Aratana believes that it can leverage the investment in the human biopharmaceutical industry to bring therapeutics to pets in a capital and time efficient manner. Aratana believes the development and commercialization of these therapeutics will permit veterinarians and pet owners to manage pets’ medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our expectations regarding the approval of products; expectations regarding development programs, trials, studies, approvals and commercialization; expectations regarding cash and cash equivalent balances; expectations regarding the sufficiency of cash and cash equivalents; expectations regarding revenues and use of cash; expectations regarding in-license initiatives and partnerships; and expectations regarding the Company’s plans and opportunities.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; our lack of commercial sales; our failure to obtain any necessary additional financing; our substantial dependence on the success of certain of our lead product candidates, AT-001, AT-002, AT-003, AT-004, AT-005, AT-006 and AT-007; our inability to identify, license, develop and commercialize additional product candidates; our inability to obtain regulatory approval for our existing or future product candidates; the lack of commercial success of our current or future product candidates; uncertainties regarding the outcomes of studies regarding our products; our inability to realize all of the anticipated benefits of our acquisitions of Vet Therapeutics and Okapi Sciences; effects of competition; our failure to attract and keep senior management and key scientific personnel; our complete reliance on third-party manufacturers and third parties to conduct all our target animal studies and certain other development efforts; our lack of a sales organization; our significant costs of operating as a public company; our lack of effective internal control over financial reporting; changes in distribution channels for pet therapeutics; consolidation of our customers; impacts of generic products; unanticipated safety or efficacy concerns; our limited patents and patent rights; our failure to comply with our intellectual property license obligations; our infringement of third party patents and challenges to our patents or rights; our failure to comply with regulatory requirements; our failure to report adverse medical events related to our products; legislative or regulatory changes; the volatility of our stock price; our status as an “emerging growth company,” as defined in the JOBS Act; the potential for dilution if we sell shares of our common stock in future financings; the significant control over our business by our principal stockholders and management; the potential that a significant portion of our total outstanding shares could be sold into the market in the near future; effects of anti-takeover provisions in our charter documents and under Delaware law; and our intention not to pay dividends. These and other important factors discussed under the caption “Risk Factors” in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, on January 30, 2014, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)

jdrumm@tiberend.com; (212) 375-2664

Andrew Mielach (media)

amielach@tiberend.com; (212) 375-2694

ARATANA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenue	$123	$—	$123	$—

Cost of Sales	109	—	109	—

Operating expenses
Research and development	3,108	1,953	10,925	7,291
General and administrative	4,661	801	8,572	2,987
Amortization of intangible assets	380	—	380	—
In-process research and development	—	1,500	—	1,500

Total operating expenses	8,149	4,254	19,877	11,778

Loss from operations	(8,135)	(4,254)	(19,863)	(11,778)
Other income (expense)
Interest income	25	9	75	21
Interest expense	(250)	—	(432)	—
Other income	23	40	478	121

Total other income (expense)	(202)	49	121	142

Net loss and comprehensive loss	($8,337)	($4,205)	($19,742)	($11,636)
Unaccreted dividends on convertible preferred stock	—	-542	—	-2,035
Income tax benefit	15,455	—	15,455	—

Net income (loss) attributable to common stockholders	$7,118	($4,747)	($4,287)	($13,671)

Net income (loss) per share attributable to common stockholders, basic common stockholders basic	$0.33	($6.50)	($0.39)	($34.53)
Weighted average shares outstanding, basic	21,320,775	729,776	11,059,382	395,918

ARATANA THERAPEUTICS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$41,084	$13,973
Short-term marketable securities	4,670	6,382
Receivable from stockholder	1,001	650
Inventory	55	—
Prepaid expenses and other current assets	274	25
Deferred tax asset	1,381	—

Total current assets	48,465	21,030

Property and equipment, net	98	19
Restricted cash	—	141
Other long-term assets	37	32
Intangible assets, net	46,140	—
Goodwill	20,796	—

Total assets	115,536	21,222

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	2,307	761
Accrued expenses	2,495	1,361
Current portion loan payable	5,625	—
Note payable	3,000	—
Contingent consideration	2,572	—
Deferred income	845	800
Other current liabilities	57	562

Total current liabilities	16,901	3,484

Loan payable	9,310	—
Contingent consideration	1,543	—
Deferred tax liabilities	1,666	—
Other long-term liabilities	75	96

Total liabilities	29,495	3,580

Convertible preferred stock	—	39,197
Total stockholders’ equity (deficit)	86,041	(21,555)

Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	115,536	21,222